UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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GAMESTOP CORP.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS LP HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF PERMIT CAPITAL ENTERPRISE FUND, L.P. PERMIT CAPITAL, LLC PERMIT CAPITAL GP, L.P. JOHN C. BRODERICK
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Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

On March 12, 2020, the Stockholder Group issued the following press release and letter to the Board of Directors of the Company:

Investor Group Sends Letter to GameStop Board Commenting on Board Refreshment

Believes recent Board changes are a step in the right direction, but were undertaken only after continued stockholder pressure and do not go far enough

Requests immediate stockholder representation on the Board

March 12, 2020 - Pittsburgh -- Hestia Capital Partners LP, Permit Capital Enterprise Fund LP and their affiliates, who beneficially own approximately 7.5% of the outstanding common stock of GameStop Corp. (NYSE: GME), announced today, after the expiration of a year-long standstill agreement, that they have delivered a letter to GameStop’s Board of Directors requesting that they take immediate action to appoint a stockholder representative to the Company’s Board of Directors.

Kurt Wolf, Managing Partner and GP of Hestia Capital Partners stated, “While we certainly applaud the Board for finally recognizing the need for well-overdue changes to its composition and skillset, we remain concerned with this Board’s ability to make positive progress without persistent stockholder engagement from inside the boardroom.”

John Broderick, a Partner with Permit Capital added, “Now that the Board has announced the addition of three new Board members and the impending retirement of six long-tenured Directors over the next 16 months, we believe there is ample room for a stockholder representative to join this Board.”

The full text of the letter follows:

Permit Capital LLC	Hestia Capital Management LLC
100 Front Street, Suite 900	175 Brickyard Road., Suite 200
West Conshohocken, PA 19428	Adams Township, PA 16046
(p) 610-941-5025	(p) 724.687.7842
john.broderick@permitcap.com	kwolf@hestiacapital.com

March 12, 2020

Sent via Email

The Board of Directors

GameStop Corp.

625 Westport Parkway

Grapevine, TX 76051

Dear Members of the Board:

Permit Capital Enterprise Fund LP (“Permit”) and Hestia Capital Partners LP (“Hestia”), together with their affiliates (“we”), are long-term stockholders of GameStop Corp. (“GameStop” or the “Company”), collectively owning approximately 7.5% of the outstanding stock. Permit and Hestia formed an investment group in 2019 for the purpose of constructively engaging with the Company to address numerous concerns about the Company’s underperformance, which we believe is deeply rooted in this Board’s poor governance.

In early April 2019, we entered into a Cooperation Agreement (the “Agreement”) with the Company that has effectively muted our voice and prevented us from expressing our increasing concerns publicly. Now that the Agreement has ended (and our ability to speak publicly has been restored), we want to be sure the Board and our fellow stockholders understand that we believe it is imperative for the Company to add a stockholder representative to the Board.

Although the pending departure of four long-tenured directors, along with the appointment of three accomplished new Board members is a step in the right direction, we note that no Director on the Board will own a meaningful stake in the equity of GameStop. In fact, after the Board changes, no independent Director will own more than 86,000 shares, which is equal to approximately $355,000, or roughly 1.3x the Board’s annual fees.

Stockholders have lost 85% of the value of their investment over the last five years. In our view, professional managers simply do not have the same perspective as those of us that have suffered this loss and continue to be invested in the Company. Moreover, as shown in the table below, a majority of positive changes over the past fourteen months appear to have come only as a result of stockholder pressure.

Recent Stockholder Demands	Company Response
May 16, 2018: Julian Robertson’s Tiger Management sends open letter urging the Board to undertake a strategic review, and specifically sell the Technology Brands division (among other changes)	January 16, 2019: GameStop sells Spring Mobile (the major business within Technology Brands) for $700M
February 12, 2019: Hestia writes a public letter to the Board, urging it to seek efficiencies and cost savings in SG&A (among other changes)	April 2, 2019: GameStop announces that it will undertake an effort to achieve operating profit improvements of approximately $100M

March 13, 2019: Permit and Hestia write a public letter to the Company urging the Board to add new Directors with the requisite skills to help lead GameStop’s turnaround efforts

March 28, 2019: Permit and Hestia nominate four highly qualified candidates to GameStop’s Board

April 24, 2019: GameStop appoints Raul Fernandez and Liz Dunn to its Board of Directors

February 12, 2019: Hestia’s public letter urges the Company to repurchase a meaningful amount of stock through a tender offer, noting the Company is severely undervalued

June 6, 2019: Permit and Hestia send a private letter to the Board regarding poor performance, urging the Company to repurchase shares in the wake of a precipitous stock price decline after the Company reported weak results and eliminated its dividend

June 10, 2019: Company announces intent to launch a tender offer for up to 12 million shares of its stock. The Company ultimately repurchases 12 million shares for $62.4M
July 22, 2019: Permit and Hestia write an email to the Company stating that, “(s)o long as the company continues to own, and regularly use, a corporate jet, it is hard for stockholders to believe that their interests are being taken seriously.”	December 11, 2019: Company files its third quarter 2019 10-Q, listing its corporate jet as a $12.8M asset held for sale, after taking a $7.7M impairment on the asset, as of November 2, 2019. The previous 10-Q, which covered the period ending August 3, 2019, did not list the jet as an asset held for sale
August 16, 2019: Well-regarded investor (and 3% GameStop stockholder) Michael Burry sends a public letter to the Board urging the Company to complete its remaining $237.6M share buyback authorization	December 11, 2019: Company files its third quarter 2019 10-Q, showing the repurchase of 22.6M shares at an average price of $5.11 between September 1, 2019 and November 2, 2019

September 12, 2019: Permit and Hestia send a private letter to the Board, urging Board members to purchase shares individually to “fulfill the obligations set forth under the Company’s stock ownership guidelines” and to “reinforce the Board’s confidence in the future.”	September 20 - September 30, 2019: Five Directors purchase almost 97,000 shares between September 17 and September 27, 2019; representing the first purchases by any of the current eleven Directors in over nine years
April 2019 - Present: During the span of Permit and Hestia’s Agreement, we have repeatedly called on the Board to engage with stockholders to refresh the Board to avoid the likelihood that stockholders pursue a proxy fight in order to drive needed change	March 9, 2020: Three days before Permit and Hestia’s Agreement is set to expire, the Board announces plans to add three new Directors and have four long-tenured Directors retire. Two additional Directors have agreed to leave the Board over the following 16 months, essentially creating three open vacancies on the Board

In our opinion, a well-functioning Board addresses issues proactively, not reactively after stockholders are exasperated enough to express their concerns to the Board. We believe a fully-aligned stockholder representative can make an enormous difference in the boardroom by advocating on behalf of all GameStop stockholders on a regular basis.

On March 10, 2020, we spoke with CEO George Sherman in a final attempt to persuade the Board to change its previous stance and consider the appointment of a stockholder representative to the Board. Mr. Sherman indicated that the Board had not seriously considered our (oft-repeated) recommendation because they did not believe that the skills of a stockholder were a top priority for the Board. We believe the Board’s history of passivity and value destruction prove otherwise.

We wholeheartedly believe that the difference between the Company’s current share price (in the low $4s) and the intrinsic value of GameStop, which we believe is in the high teens, will only be realized if the Company is properly governed. The opportunity for value creation is so enormous that we must continue to advocate for stockholder representation on the Board.

As has been the case for over a year, we stand ready to try to work with the Board to address the need for stockholder representation on the Board. We look forward to continuing the dialogue which was restarted over the past couple of days with George regarding stockholder representation. If we cannot convince the Board that adding a representative of a large stockholder is valuable, we are prepared to nominate candidates for election to the Board at this year’s annual meeting.

Sincerely,

/s/ John Broderick	/s/ Kurtis J. Wolf
John Broderick	Kurtis J. Wolf
Partner	Managing Member of the GP
Permit Capital Enterprise Fund LP	Hestia Capital Partners, LP

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

THE STOCKHOLDER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Hestia LP, Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Permit Enterprise, Permit Capital, LLC (“Permit LLC”), Permit Capital GP, L.P. (“Permit GP”), and John C. Broderick.

As of the date hereof, Hestia LP beneficially owns directly 906,600 shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of the Company. Hestia LLC, as the general partner of Hestia LP, may be deemed to beneficially own the 906,600 shares of Common Stock of the Company directly owned by Hestia LP and an additional 394,500 shares of Common Stock of the Company held in certain separately managed accounts. Mr. Wolf, as the Managing Member of Hestia LLC, may be deemed to beneficially own the 906,600 shares of Common Stock of the Company directly owned by Hestia LP and an additional 394,500 shares of Common Stock of the Company held in certain separately managed accounts. In addition, Mr. Wolf is deemed to beneficially own 21,400 shares of Common Stock that are beneficially owned directly by Mr. Wolf, his wife and various trusts for the benefit of his children.

As of the date hereof, Permit Enterprise beneficially owns directly 3,053,536 shares of Common Stock. Permit GP, as the general partner of Permit Enterprise, may be deemed to beneficially own the 3,053,536 shares of Common Stock of the Company directly owned by Permit Enterprise. Permit LLC, as the investment manager of Permit Enterprise, may be deemed to beneficially own the 3,053,536 shares of Common Stock of the Company directly owned by Permit Enterprise. John C. Broderick, as a Partner of Permit LLC with sole voting and dispositive power over such shares, may be deemed to beneficially own the 3,053,536 shares of Common Stock of the Company directly owned by Permit Enterprise. In addition, Mr. Broderick beneficially owns directly 576,645 shares of Common Stock of the Company, which includes 3,825 shares of Common Stock of the Company that are beneficially owned directly by his wife.

Contacts:
Kurt Wolf at 724-687-7842
John Broderick at 610-941-5025

Source:
Hestia Capital Management, LLC & Permit Capital Enterprise Fund, L.P.